Exhibit 99.1

CC Media Holdings, Inc. Reports Second Quarter 2010 Results

-Revenues increase 4%

-OIBDAN increases 14%

San Antonio, Texas August 9, 2010…CC Media Holdings, Inc. (OTCBB: CCMO) today reported results for its second quarter ended June 30, 2010.

Second Quarter 2010 Results

“Our second quarter results reflect the positive impact of the global advertising market recovery combined with the ongoing execution of our strategic plan to maximize our performance and improve profitability across our operations,” said Mark Mays, President and CEO of CC Media Holdings. “During the quarter, we saw improvement in both revenue and profit margins across our radio and outdoor platforms. The fundamentals of our business are clearly improving, as we return to revenue growth and attain the benefits of our cost reduction efforts.”

Mark Mays further noted, “Our assets represent an exceptional platform for reaching and influencing millions of consumers across the globe. As a result of our restructuring efforts, including the successful divestiture of non-strategic assets during the past year, we are now a more efficient and focused company, positioned to drive returns for our shareholders. Given the ongoing momentum we are seeing across our business, we remain optimistic regarding our growth prospects for the full year.”

CC Media Holdings reported revenues of $1.49 billion in the second quarter of 2010, an increase of 4% from the $1.44 billion reported for the second quarter of 2009, and revenues also would have increased 4% excluding the effects of movements in foreign exchange rates.1

The Company’s operating expenses decreased 2% during the second quarter of 2010 compared to the second quarter of 2009, and would have declined 1% excluding the effects of movements in foreign exchange rates.1 Included in the Company’s second quarter 2010 and 2009 operating and corporate expenses are approximately $15.6 million and 56.7 million of restructuring charges, respectively, and $8.5 million and $9.5 million, respectively, of non-cash compensation expense.

The Company’s consolidated net loss in the second quarter of 2010 decreased to $77.2 million compared to a consolidated net loss of $3.68 billion for the same period in 2009. Included in the 2009 results are impairment charges of approximately $4.04 billion and gains of $440.3 million associated with debt repurchases.

CC Media Holdings’ OIBDAN (defined as Operating income before Depreciation and amortization, Non-cash compensation expense, and Other operating income (expense) – net) was $456.9 million in the second quarter of 2010, a 14% increase from the second quarter of 2009.1

Revenue, Operating Expenses, and OIBDAN by Division

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009
Revenue[1]
Radio Broadcasting	$748,738	$717,567	4%
Americas Outdoor	323,769	315,553	3%
International Outdoor	377,638	376,564	0%
Other	62,773	49,335	27%
Eliminations	(22,909)	(21,154)

Consolidated revenue	$1,490,009	$1,437,865	4%

Operating expenses [1],2
Radio Broadcasting	$435,850	$457,673	(5%)
Americas Outdoor	206,057	198,125	4%
International Outdoor	307,511	312,885	(2%)
Other	46,279	45,397	2%
Eliminations	(22,909)	(21,154)

Consolidated Operating expenses	$972,788	$992,926	(2%)

OIBDAN[1]
Radio Broadcasting	$312,888	$259,894	20%
Americas Outdoor	117,712	117,428	0%
International Outdoor	70,127	63,679	10%
Other	16,494	3,938	319%
Corporate	(60,365)	(45,260)

Consolidated OIBDAN	$456,856	$399,679	14%

[1]

See reconciliations of revenue, direct operating and SG&A expenses and OIBDAN excluding the effects of foreign exchange, direct operating and SG&A expenses excluding non-cash compensation expense, segment OIBDAN to consolidated operating income (loss) and the reconciliation of OIBDAN to net income (loss) at the end of this press release.

[2]

The Company’s operating expenses include Direct operating expenses and SG&A expenses, but exclude non-cash compensation expenses associated with the Company’s stock option grants and restricted stock awards.

As of June 30, 2010, the Company had incurred a total of $293.2 million of costs in conjunction with its restructuring program that was initiated in the fourth quarter of 2008. The results of this program were a contributing factor to the overall decline in the Company’s operating expenses which decreased 2% for the second quarter of 2010 compared to 2009 or 1% when excluding the effects of movements in foreign exchange rates.1

No assurance can be given that the restructuring program will achieve all of the anticipated cost savings in the timeframe expected or at all, or that the cost savings will be sustainable. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.

Radio Broadcasting

Radio broadcasting revenue increased $31.2 million during the second quarter of 2010 compared to the same period of 2009, driven primarily by a $24.2 million increase in national advertising. The Company experienced an increase in average rate per minute during the second quarter compared to the same period of 2009. Increases occurred across various advertising categories including retail, food and beverage, telecommunications and automotive.

Operating expenses decreased $22.2 million during the second quarter of 2010 compared to the same period of 2009. Operating expenses include $0.8 million of expenses associated with the Company’s restructuring program in the second quarter of 2010 compared to expenses of $33.9 million for the same period of 2009. Programming expenses declined $11.0 million primarily as a result of cost savings from the restructuring program. Expenses declined further due to the non-renewals of sports contracts, offset by the $14.1 million impact of final purchase accounting adjustments related to operating expenses for the second quarter of 2009 and a $6.6 million increase related to commission and bonus expenses associated with the increase in revenue.

Radio broadcasting OIBDAN for the second quarter of 2010 increased 20% to $312.9 million from $259.9 million for the same period of 2009. 1

Americas Outdoor Advertising

The Company’s Americas revenues increased $8.2 million during the second quarter of 2010 compared to the same period of 2009 as a result of increased revenue across the Company’s advertising inventory, particularly digital, driven by an increase in both occupancy and rate. Partially offsetting the revenue increase was the decrease in revenue related to the 2009 sale of the Company’s Taxi Media business.

Operating expenses increased $8.2 million during the second quarter of 2010 compared to the same period of 2009, primarily as a result of a $9.5 million increase related to the unfavorable impact of litigation. Additionally, a $6.4 million increase in site-lease expenses and a $5.7 million increase primarily related to selling and marketing costs, both associated with the increase in revenue, were partially offset by the impact of the disposition of Taxi Media.

The Company’s Americas OIBDAN for the second quarter of 2010 was $117.7 million or relatively flat when compared with the $117.4 million for the second quarter of 2009. 1 OIBDAN was also relatively flat excluding the effects of movements in foreign exchange rates1.

International Outdoor Advertising

International outdoor revenue increased $1.1 million during the second quarter of 2010 compared to the same period of 2009. Strong revenue performance from billboards in the U.K. as well as street furniture across most countries was partially offset by the exit from transit contracts in Spain and from businesses in Greece and India, as well as a $9.1 million decrease from movements in foreign exchange.

Operating expenses decreased $5.3 million primarily due to a $9.1 million decrease from movements in foreign exchange and a $4.0 million decline in site-lease expenses associated with cost savings from the Company’s restructuring plan. Partially offsetting the decrease was an increase of $7.2 million primarily related to severance costs associated with the restructuring program.

The Company’s International OIBDAN for the second quarter of 2010 increased 10% to $70.1 million from $63.7 million for the second quarter of 2009. 1 Excluding the effects of movements in foreign exchange rates1, the increase in OIBDAN was also 10%.

Conference Call

Clear Channel Outdoor Holdings, Inc., a publicly traded subsidiary of CC Media Holdings, will be hosting a teleconference to discuss its results today at 5:00 p.m. Eastern Time. The conference call number is 800-260-0719 and the pass code is 165793. The teleconference will also be available via a live audio cast on the investor section of the Clear Channel Outdoor website, located at http://www.clearchanneloutdoor.com/corporate/investor_relations.htm. A replay of the call will be available after the live conference call, beginning at 7:00 p.m. Eastern Time, for a period of one week. The replay numbers are 800-475-6701 (U.S. callers) and 320-365-3844 (International callers) and the pass code is 165793. The audio cast will also be archived on the website and will be available beginning 24 hours after the call for a period of one week.

TABLE 1 – Financial Highlights of CC Media Holdings, Inc. and Subsidiaries

	Three Months Ended June 30,
(In thousands)	2010	2009
Revenue	$1,490,009	$1,437,865
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	600,916	637,076
Selling, general and administrative expenses (excludes depreciation and amortization)	376,637	360,558
Corporate expenses (excludes depreciation and amortization)	64,109	50,087
Depreciation and amortization	184,178	208,246
Impairment charges	—	4,041,252
Other operating income (expense) - net	3,264	(31,516)

Operating income (loss)	267,433	(3,890,870)
Interest expense	385,579	384,625
Equity in earnings (loss) of nonconsolidated affiliates	3,747	(17,719)
Other (expense) income– net	(787)	430,629

Loss before income taxes	(115,186)	(3,862,585)

Income tax benefit	37,979	184,552

Consolidated net loss	(77,207)	(3,678,033)
Amount attributable to noncontrolling interest	9,117	(4,629)

Net loss attributable to the Company	$(86,324)	$(3,673,404)

The Company’s revenue decreased approximately $6.6 million and direct operating and SG&A expenses decreased approximately $7.1 million, due to the effects of foreign exchange movements during the second quarter of 2010 as compared to the same period of 2009.

TABLE 2 – Selected Balance Sheet Information

Selected balance sheet information for June 30, 2010 and December 31, 2009 was:

(In millions)	June 30, 2010	December 31, 2009

Cash	$1,504.7	$1,884.0
Total Current Assets	$3,287.7	$3,658.8
Net Property, Plant and Equipment	$3,169.5	$3,332.4
Total Assets	$17,286.8	$18,047.1
Current Liabilities (excluding current portion of long-term debt)	$1,130.8	$1,145.4
Long-Term Debt (including current portion of long-term debt)	$20,451.4	$20,701.9
Shareholders’ Deficit	$(7,209.3)	$(6,844.7)

TABLE 3 – Restructuring Program Costs

The Company incurred the following costs in conjunction with its restructuring program:

	Three Months Ended June 30,
(In millions)	2010	2009
Radio Broadcasting	$0.8	$33.9
Americas Outdoor	3.6	3.0
International Outdoor	9.1	5.2
Other	0.2	1.3
Corporate	1.9	13.3

Total	$15.6	$56.7

TABLE 4 – Total Debt

At June 30, 2010 and December 31, 2009, CC Media Holdings had total debt of:

(in millions)	June 30, 2010	December 31, 2009
Senior Secured Credit Facilities	$13,985	$13,928
Other secured debt	6	5

Total Consolidated Secured Debt	13,991	13,933

Senior Cash Pay and Senior Toggle Notes	1,580	1,711
Clear Channel Senior Notes	3,028	3,268
Subsidiary Senior Notes	2,500	2,500
Other long-term debt	60	78
Purchase accounting adjustments and original issue discount	(708)	(788)

Total long term debt (including current portion of long-term debt)	$20,451	$20,702

Liquidity and Financial Position

For the six months ended June 30, 2010, cash flow provided by operating activities was $52.8 million, cash flow used for investing activities was $105.6 million, and cash flow used for financing activities was $326.5 million for a net decrease in cash of $379.3 million.

The senior secured credit facilities currently require Clear Channel Communications, Inc. (“Clear Channel”) to comply on a quarterly basis with a financial covenant limiting the ratio of Clear Channel’s consolidated secured debt, net of cash and cash equivalents, to Clear Channel’s consolidated adjusted EBITDA3 for the preceding four quarters. The maximum ratio under this covenant is currently set at 9.5:1. At June 30, 2010, the Company’s ratio was 7.3:1.

[3]

Clear Channel’s consolidated adjusted EBITDA for the preceding four quarters of $1.7 billion is calculated as operating income for the period before depreciation and amortization, impairment charge, other operating (expense)-net, all as shown on the consolidated statement of operations plus non-cash compensation, and is further adjusted for certain items, including: (i) an increase for expected cost savings (limited to $100.0 million in any twelve month period) of $79.1 million; (ii) an increase of $17.8 million for cash received from nonconsolidated affiliates; (iii) an increase of $51.7 million for non-cash items; (iv) an increase of $111.1 million related to restructuring charges and other costs/expenses; and (v) an increase of $35.2 million for various other items.

Supplemental Disclosure Regarding Non-GAAP Financial Information

Operating Income (Loss) before Depreciation and Amortization (D&A), Impairment Charge, Non-cash Compensation Expense and Other Operating Income (Expense) – Net (OIBDAN)

The following tables set forth the Company’s OIBDAN for the three months ended June 30, 2010 and 2009. The Company defines OIBDAN as consolidated net income (loss) adjusted to exclude non-cash compensation expense and the following line items presented in its Statement of Operations: Income (loss) from discontinued operations; Income tax benefit (expense); Other income (expense)—net; Equity in earnings (loss) of nonconsolidated affiliates; Interest expense; Other operating income (expense) – net; Impairment charge and D&A.

The Company uses OIBDAN, among other things, to evaluate the Company’s operating performance. This measure is among the primary measures used by management for planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. This measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between profitability and cash flows from operating activities. It is also a primary measure used by management in evaluating companies as potential acquisition targets.

The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. It helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures, stock option structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since OIBDAN is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. OIBDAN is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income and net income (loss), the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded.

In addition, because a significant portion of the Company’s advertising operations are conducted in foreign markets, principally the Euro area, the United Kingdom and China, management reviews the operating results from its foreign operations on a constant dollar basis. A constant dollar basis (in which a foreign currency adjustment is made to show the 2010 actual foreign revenues and expenses at average 2009 foreign exchange rates) allows for comparison of operations independent of foreign exchange movements.

As required by the SEC, the Company provides reconciliations below to the most directly comparable amounts reported under GAAP, including (i) OIBDAN for each segment to consolidated operating income; (ii) Revenue excluding foreign exchange effects to revenue; (iii) Expense excluding foreign exchange effects to expenses; (iv) Expense excluding non-cash compensation expense to expenses; and (v) OIBDAN to net income.

Reconciliation of OIBDAN for each segment to Consolidated Operating Income (Loss)

(In thousands)	Operating income (loss)	Non-cash compensation expense	Depreciation and amortization	Other operating income (expense) – net	OIBDAN

Three Months Ended June 30, 2010
Radio Broadcasting	$247,319	$1,757	$63,812	$—	$312,888
Americas Outdoor	59,667	2,316	55,729	—	117,712
International Outdoor	19,865	692	49,570	—	70,127
Other	3,569	—	12,925	—	16,494
Other operating income – net	3,264	—	—	(3,264)	—
Corporate	(66,251)	3,744	2,142	—	(60,365)

Consolidated	$267,433	$8,509	$184,178	$(3,264)	$456,856

Three Months Ended June 30, 2009
Radio Broadcasting	$179,765	$2,139	$77,990	$—	$259,894
Americas Outdoor	57,540	2,028	57,860	—	117,428
International Outdoor	6,118	613	56,948	—	63,679
Other	(9,475)	(72)	13,485	—	3,938
Impairment charges	(4,041,252)	—	—	4,041,252	—
Other operating expense – net	(31,516)	—	—	31,516	—
Corporate	(52,050)	4,827	1,963	—	(45,260)

Consolidated	$(3,890,870)	$9,535	$208,246	$4,072,768	$399,679

Reconciliation of Revenue excluding Foreign Exchange Effects to Revenue

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009

Consolidated Revenue	$1,490,009	$1,437,865	4%
Excluding: Foreign exchange (increase) decrease	6,626	—

Revenue excluding effects of foreign exchange	$1,496,635	$1,437,865	4%

Americas Outdoor revenue	$323,769	$315,553	3%
Excluding: Foreign exchange (increase) decrease	(2,511)	—

Americas Outdoor revenue excluding effects of foreign exchange	$321,258	$315,553	2%

International Outdoor revenue	$377,638	$376,564	0%
Excluding: Foreign exchange (increase) decrease	9,137	—

International Outdoor revenue excluding effects of foreign exchange	$386,775	$376,564	3%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Foreign Exchange Effects to Expense

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009

Consolidated expense	$977,553	$997,634	(2%)
Excluding: Foreign exchange (increase) decrease	7,084	—

Consolidated expense excluding effects of foreign exchange	$984,637	$997,634	(1%)

Americas Outdoor expense	$208,373	$200,153	4%
Excluding: Foreign exchange (increase) decrease	(1,968)	—

Americas Outdoor expense excluding effects of foreign exchange	$206,405	$200,153	3%

International Outdoor expense	$308,203	$313,498	(2%)
Excluding: Foreign exchange (increase) decrease	9,052	—

International Outdoor expense excluding effects of foreign exchange	$317,255	$313,498	1%

Reconciliation of OIBDAN excluding Foreign Exchange Effects to OIBDAN

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009

Consolidated OIBDAN	$456,856	$399,679	14%
Excluding: Foreign exchange (increase) decrease	(458)	—

Consolidated OIBDAN excluding effects of foreign exchange	$456,398	$399,679	14%

Americas Outdoor OIBDAN	$117,712	$117,428	0%
Excluding: Foreign exchange (increase) decrease	(543)	—

Americas Outdoor OIBDAN excluding effects of foreign exchange	$117,169	$117,428	0%

International Outdoor OIBDAN	$70,127	$63,679	10%
Excluding: Foreign exchange (increase) decrease	85	—

International Outdoor OIBDAN excluding effects of foreign exchange	$70,212	$63,679	10%

Reconciliation of Expense (Direct Operating and SG&A Expenses) excluding Non-cash compensation expense to Expense

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009
Radio Broadcasting	$437,607	$459,812	(5%)
Less: Non-cash compensation expense	(1,757)	(2,139)

	435,850	457,673	(5%)

Americas Outdoor	208,373	200,153	4%
Less: Non-cash compensation expense	(2,316)	(2,028)

	206,057	198,125	4%

International Outdoor	308,203	313,498	(2%)
Less: Non-cash compensation expense	(692)	(613)

	307,511	312,885	(2%)

Other	46,279	45,325	2%
Less: Non-cash compensation expense	—	72

	46,279	45,397	2%

Eliminations	(22,909)	(21,154)

Plus: Non-cash compensation expense	4,765	4,708

Consolidated divisional operating expenses	$977,553	$997,634	(2%)

Reconciliation of OIBDAN to Net income (Loss)

	Three Months Ended June 30,		% Change
(In thousands)	2010	2009

OIBDAN	$456,856	$399,679	14%
Non-cash compensation expense	8,509	9,535
Depreciation and amortization	184,178	208,246
Impairment charges	—	4,041,252
Other operating income (expense) – net	3,264	(31,516)

Operating income (loss)	267,433	(3,890,870)

Interest expense	385,579	384,625
Equity in earnings (loss) of nonconsolidated affiliates	3,747	(17,719)
Other (expense) income– net	(787)	430,629

Loss before income taxes	(115,186)	(3,862,585)
Income tax benefit	37,979	184,552

Consolidated net loss	(77,207)	(3,678,033)
Amount attributable to noncontrolling interest	9,117	(4,629)

Net loss attributable to the Company	$(86,324)	$(3,673,404)

Quarterly information regarding the sale of the Company’s Taxi Media business can be found in the Company’s first quarter 2010 earnings release, which is available on the Company’s website.

About CC Media Holdings, Inc.

CC Media Holdings, the parent company of Clear Channel Communications, is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. The company’s businesses include radio and outdoor displays.

For further information contact: Randy Palmer, Director of Investor Relations, (210) 822-2828, or visit the Company’s web site at www.clearchannel.com.

Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of CC Media Holdings and its subsidiaries, including Clear Channel Communications, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: changes in business, political and economic conditions in the U.S. and in other countries in which the Company currently does business (both general and relative to the advertising industry); changes in operating performance; changes in the level of competition for advertising dollars; fluctuations in operating costs; technological changes and innovations; changes in labor conditions; changes in governmental regulations and policies and actions of regulatory bodies; changes in capital expenditure requirements; fluctuations in exchange rates and currency values; fluctuations in interest rates; changes in tax rates; shifts in population and other demographics; and access to capital markets and changes in credit ratings. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this document. Other key risks are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of CC Media Holdings’ Annual Report on Form 10-K for the period ended December 31, 2009. Except as otherwise stated in this release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.